Exhibit 10.27
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into this 7 April 2015 between Coty Services UK Limited., a company incorporated in England and Wales with the company number 325646 (the “Company” and Camillo Pane (“Executive”). The Company is a direct or indirect subsidiary of Coty Inc., ("Coty Inc") which has its head offices at 350 Fifth Avenue, New York, NY 10118.
RECITALS

A	The parties desire that Executive will become employed by the Company on 30 June 2015, or such earlier date as agreed by the parties.

B	The parties desire to set forth in this Agreement the terms of Executive’s employment with the Company.
NOW, THEREFORE, the parties agree as follows:

1.	Employment

1.1	In General
The Company agrees to employ Executive on 30 June 2015, or such date as agreed by the parties (the “Effective Date”), and Executive accepts such employment, on the terms and conditions set forth in this Agreement. No period of employment with another employer shall count towards Executive’s period of continuous employment, which shall begin on the Effective Date.

2.	Duties

2.1	Chief Marketing Officer

2.1.1
Executive shall be the Company’s Chief Marketing Officer, reporting to the Chief Executive Officer, and shall serve on the Company’s Executive Committee. Executive shall perform all duties customarily associated with his office and shall perform such additional duties consistent with his position as may be assigned to him from time to time by the Chief Executive Officer.

2.1.2
Subject to Section 2.1.3, Executive shall devote his entire business time, attention, and energies to the business of the Company during Executive’s employment with the Company and shall use his best efforts to perform such responsibilities faithfully and efficiently. Executive shall comply with the Coty Code of Business Conduct, as in effect from time to time. Executive’s working hours are 9am to 5pm Monday to Friday, including an unpaid hour for lunch, plus such additional hours required for the proper performance of his duties under the Employment. Executive agrees, in accordance with Regulation 5 of the Working Time Regulations 1998, that the provisions of Regulation 4(1) do not apply to Executive, and that Executive shall give the Company three months’ notice in writing if he wishes Regulation 4(1) to apply to him.

2.1.3
Nothing herein shall prohibit Executive from pursuing charitable activities that are unrelated to the Company’s business as long as they do not violate Section 7, conflict with the interests of Coty, or interfere with the performance of his duties pursuant to this Agreement.

2.2	Location
Executive’s position will be based at the Company’s principal office in Wimbledon. Notwithstanding the foregoing, Executive will be required to travel extensively within the normal course of his duties. Executive may also be required to relocate in accordance with the Company's needs, such relocation being subject to the terms of the Company’s International Transfer Policy.

3.	Compensation and Benefits
Executive’s compensation and benefits during his employment under this Agreement shall be as follows:

3.1	Salary
The Company shall pay Executive base salary (“Salary”) at an annual rate of £400,000 payable in equal monthly instalments in arrears. Executive’s Salary shall be payable in accordance with the Company’s normal payroll practices as in effect from time to time.

3.2	Issue of Preferred Shares.
Coty Inc. shall have the option, to be exercised by delivery of written notice to the Executive within 60 days following the date hereof, to enter into a subscription agreement (the “Subscription Agreement”), substantially in the form set forth in Annex 2 and as may be amended from time to time, pursuant to which the Executive shall have the obligation to buy from Coty Inc. (or such other person or third party as nominated by the Company)(any such party, the “Seller”) 645,921 shares of a newly designated class of preferred stock of Coty Inc (the “Preferred Shares”) at a purchase price (the “Purchase Price”) to be determined at or about the date of such purchase by an independent qualified professional appraisal firm selected by the Company or Coty Inc (an “Appraiser”). Within three business days after Coty Inc.’s delivery of such written notice, Executive and Seller will execute the Subscription Agreement, which will contain the rights and features of the Preferred Shares substantially as reflected in Annex 2, as may be amended by the Company and the Executive from time to time, and will provide that such shares are an integral inducement to the Executive’s employment.

3.3	Bonus
Executive shall be eligible to participate in the Coty Annual Performance Plan (the “APP”), with a Target Award of seventy percent (70%) of Executive’s Salary. The actual APP award (“Bonus”) will depend on the value of Coty financial metrics, and will be between 0 and 3.6 times the Target Award (i.e., a maximum potential award of 252% of Executive’s Salary).
Executive understands that the APP is a discretionary bonus plan and may be amended or terminated by Coty in its sole discretion at any time, and that a Bonus is not guaranteed by Coty. In order to be entitled to receive any Bonus, Executive must remain in employment on the date of payment.

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Executive will receive with the first payroll following the Effective Date a one-time cash payment amounting to £150,000 and subject to all appropriate tax and withholding to alleviate the lost bonus opportunity with his former employer. In the event that Executive’s employment with the Company ends by resignation or termination for cause within 12 months of the Effective Date, Executive shall repay to the company the entire gross amount.

3.4	Long-Term Incentive Plan
With respect to each calendar year during which Executive is employed by the Company and subject in each case to his continued employment through the date of grant, at or about the time that the Company makes annual grants generally to its senior officers Executive shall receive annual equity based incentive compensation awards pursuant to and in accordance with the Company’s then effective equity incentive plan and the Company’s generally applicable incentive compensation practices as in effect from time to time. Subject to the discretion of the Board (or the appropriate committee thereof) to modify the form and/or size of such award, it is currently expected that that annual grants to Executive shall be with respect to 100,000 restricted stock units, with each such unit representing the right to receive upon vesting one share of the Related Common Stock (the “Annual RSUs”), having terms and conditions established in accordance with the terms of such plan that the Board (or the appropriate committee thereof) determines to be appropriate. Executive will participate to the 2015 annual grant.

3.5	Sign-On Bonus
Executive shall be entitled within 5 days of the date of this Agreement to receive a sign-on bonus amounting £2,000,000 gross that shall enable Executive to acquire within 30 days of the payment of the bonus 69,875 shares of Class A Common Stock of Coty Inc. The Company agrees to make an additional payment which (following the deduction of such amounts as required by law) is equal to any further cost incurred by Executive to acquire the above mentioned shares, within 30 days of receipt of a calculation of such cost, supported by reasonable evidence.
In the event that Executive does not commence employment with the Company by 30 June 2015 (or such later date as agreed by the parties), Executive shall repay to the Company any amount paid by the Company in respect of the bonus provided for in this Section 3.5.

3.6	Benefits
Executive shall be eligible to participate in the Company’s employee benefit plans in effect from time to time for employees of the Company generally.

3.7	Pension
Executive may join the Coty Group Stakeholder Pension Plan (the “Scheme”) (or such other registered pension scheme as may be set up by the Company to replace the Scheme) subject to satisfying certain eligibility criteria and subject to the rules of the Scheme as amended from time to time. Full details of the Scheme are available from the HR Director.

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3.8	Automobile
Executive shall be given a car allowance of £13,200 per annum payable in monthly installments, or use of a Company car in accordance with Company policy.

3.9	Schooling and Tax Assistance
Schooling fees will be paid for, or reimbursed by, the company as defined in the Company International Transfer policy.
Executive will benefit from the tax assistance provided by Company Tax Consultant (currently PriceWaterhouseCoopers) to help him properly report his Coty income in required geographies. The assistance ends when the employment ends.

4.	Business Expenses
Executive will be required to apply for an American Express credit card to use for company expenses incurred during the operation of day to day duties. This card will be registered in Executive’s name and Executive will be responsible for making the monthly payments. Subject to production of valid receipts; the Company will reimburse Executive for these expenses subject to the terms of the Coty Travel & Expenses policy as in effect from time to time.

5.	Vacation
Executive shall accrue paid vacation at the rate of twenty-five (25) work days per year (in addition to the usual 8 public holidays in England), subject to the terms and conditions of the Company’s standard vacation policies for its employees as in effect from time to time (the “Vacation Policy”), including, without limitation, such overall limitations on accrued but unused vacation as the Vacation Policy may provide. In scheduling vacation Executive shall duly consider the business requirements of the Company.

6.	Sickness Absence
In case of illness the Company will continue to pay the base salary less such sums as Executive is entitled to receive by way of statutory sick pay and any other sickness or invalidity benefits from any local institution, public health insurance, or any other insurance or scheme which is wholly or partly funded by a Coty or Company scheme for the period of four weeks; after a period of employment of between one to five years, the duration of sick pay as outlined in the preceding sentence shall be 13 weeks; after a period of employment of at least 5 years the duration of sick pay as outlined in the preceding sentence shall be 26 weeks.
Without prejudice to Executive’s right to statutory sick pay ("SSP"), and provided that Executive complies with obligations regarding employer notification and medical certificate documentation, Executive will be entitled to full pay as stated above.
Any payment made hereunder in respect of a day of sickness will include the SSP entitlement and will be reduced by any other sickness benefit to which Executive may be entitled or any benefit to which Executive may be entitled under any long term disability scheme operated by the Company.

7.	Health & Safety

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The Company has a detailed health and safety policy, which includes a statement of intent, organisation responsibilities and arrangements, all of which are available from the HR Director.

It shall be the responsibility of every employee to take all reasonable care for the health and safety of himself/herself and that of fellow employees and to report any hazards, which cannot be controlled personally. Employees shall also co-operate with the company by observing safety rules and complying with any measures designed to ensure a safe and healthy working environment. Failure to comply with policy and procedures may result in disciplinary action and, in serious cases, dismissal.

8.	Data Protection
Executive consents to the holding and processing of personal data provided by him to the Employer for all purposes relating to this employment, but not limited to administering and maintaining personnel records, paying and reviewing salary and other remuneration and benefits, undertaking performance appraisals and reviews, maintaining sickness and other absence records and taking decisions as to fitness for work.

Executive further acknowledges and agrees that the Company may, in the course of its duties as an employer, be required to disclose personal data relating to him, after the end of his employment. This does not affect Executive’s rights under the Data Protection Act 1998.

9.	Equal Opportunities
The Company is an equal opportunities employer. No job applicant or employee will receive less favourable treatment on grounds of age, sex, sexual orientation, disability, marital status, creed, colour, race religion or ethnic origins, or be disadvantaged by conditions or requirements that cannot be shown to be justifiable. It is the duty of all employees to ensure that this policy is observed at all times. The Company will seek to ensure that individuals are selected and promoted on the basis of their aptitude, skills and ability.
If an employee believes that the Company or any of its employees has acted in breach of the policy, they should immediately raise the matter through the grievance procedure. In the event that such complaints are found to be well founded, disciplinary action will be taken against those responsible and in serious cases may result in dismissal. In particular the Company regards with severity any instances of age, sex, race or disability harassment, in accordance with the Coty Code of Business Conduct.

10.	Confidentiality
Commencing on the Effective Date and at all times thereafter, Executive shall not use for any purpose or disclose to any third party any Confidential Information (as defined below) other than (i) in the performance of Executive’s duties under this Agreement, (ii) as may otherwise be required by law, regulation or legal process, or (iii) as may be required by a governmental authority, agency or body. “Confidential Information” means any proprietary and/or confidential information relating to Coty, Coty’s customers, or other parties with which Coty has a business relationship or that may provide Coty with a competitive advantage, and includes, without limitation, trade secrets; inventions (whether or not patentable); technology and business processes; business, product, strategic, or marketing plans; negotiating strategies; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; compilations

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of public information that become proprietary as a result of Coty’s compilation of such public information for use in its business; and documents (including any electronic record, videotapes or audiotapes) and oral communications incorporating Confidential Information. Executive shall also comply with any confidentiality obligations of Coty to a third party that Executive knows or should know about, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information if it is or becomes generally available to the public other than as a result of an unauthorized disclosure or action by Executive or at Executive’s direction or by any other person who directly or indirectly receives such information from Executive. Because Confidential Information is extremely valuable, the Company takes measures to maintain its confidentiality and guard its secrecy. Confidential Information may be copied, disclosed or used by Executive during his employment with the Company only as necessary to carry out Company business and, where applicable, only as required or authorized under the terms of any agreements between the Company and any third party. If Executive is ever asked to disclose any information or materials that are subject to these confidentiality restrictions, pursuant to legal process or otherwise, Executive must contact the Company to seek the Company's written consent prior to any disclosure.

11.	Non-Competition; Non-Solicitation
Executive will enter into the Company’s standard restrictive covenant agreement for senior executives contained in the Confidentiality and Non-Competition Agreement attached at Annex 1. Participation to LTIP and other company equity plans is subject to the execution of such agreement, a copy of which has been given to Executive.

12.	Company Property

12.1	In General
Executive agrees that all patents, patentable inventions, copyrights, trade secret rights, trademark rights and associated goodwill, rights in know-how, and all other intellectual property rights, as well as all their physical and intangible embodiments, that are conceived, discovered, developed, created or reduced to practice by Executive, solely or in collaboration with others, during the period of his employment with the Company and that relate in any manner to the business of Coty that Executive may be directed to undertake, investigate or experiment with or that Executive may become associated with in performing services for the Company or for Coty (collectively, “Intellectual Property”) are the sole property of the Company. At the Company's request or in the event any Intellectual Property is deemed for any reason to be owned by Executive, Executive shall hold them on trust for the Company and Executive also agrees at the request of the Company to assign (or cause to be assigned) fully to the Company all such Intellectual Property. Executive hereby irrevocably waives any and all moral rights which Executive has or may become entitled to under the Copyright Designs and Patents Act 1988 (or any equivalent laws anywhere in the world) in relation to any existing or future works, the Intellectual Property which are vested in the Company pursuant to this Section 8.1.

12.2	Further Assurances
Executive agrees to assist the Company or its designee, at the Company’s expense, in every lawful way to secure, document and record the Company’s rights in Intellectual Property, including the disclosure to the Company of all pertinent information and data with respect

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to all Intellectual Property, the execution of all documents, applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Intellectual Property. Executive also agrees that Executive’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement. Executive further agrees not to assert or make a claim of ownership of any Intellectual Property, and that Executive shall not file any applications for patents or copyright or trademark registration relating to any Intellectual Property.

12.3	Pre-Existing Materials
Executive agrees that if in the course of performing services for the Company Executive incorporates into or in any way uses in creating Intellectual Property any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has an interest, (i) Executive shall inform the Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Intellectual Property, and (ii) Executive hereby grants the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, sell, copy and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Intellectual Property. Executive shall not incorporate any invention, improvement, development, concept, discovery, intellectual property or other proprietary information owned by any party other than Executive into any Intellectual Property without the Company’s prior written permission.

12.4	Power of Attorney
Executive irrevocably appoints the Company and its duly authorized officers and agents to be his attorney in his name and on his behalf to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark and mask work registrations with the same legal force and effect as if executed by Executive, if the Company is unable, because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for patents or mask work or copyright or trademark registrations covering the Intellectual Property owned by the Company pursuant to this Section 8. A certificate in writing, signed by any director or the secretary of the Company, that any document or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

13.	Termination for Cause

13.1	Termination for Cause
The Company may terminate Executive’s employment and this Agreement with immediate effect for Cause. In such event the Company shall have no further obligations to Executive under this Agreement or otherwise except for any earned but unpaid Salary through the date of termination, any accrued but unused vacation, and any other vested benefits to which Executive is entitled in accordance with the terms of any plan of the Company (the “Accrued Compensation”).

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13.2	Cause Definition
“Cause” means:

(a)	Executive’s wilful and continued failure to substantially perform his duties for the Company or to carry out the business plan of the Company as determined by the Board;

(b)	Executive’s conviction for, or guilty plea to, an arrestable criminal offence (other than an offence under road traffic legislation for which a non-custodial penalty is imposed);

(c)	Any act of gross misconduct by Executive;

(d)	The wilful or continued negligent engaging by Executive in conduct which is materially injurious to the Company, financially or otherwise; or

(e)	Executive’s breach of any material term of this Agreement or the Company’s policies and procedures, as in effect from time to time.

14.	Termination Without Cause

14.1	Notice and Garden Leave

14.1.2
Either party may terminate Executive’s employment and this Agreement at any time by giving three months’ prior written notice to the other party. In the case of notice from the Executive, such notice shall disclose details of his new employer or affiliation, if any. The Company may in its absolute discretion (but is not obliged to) terminate Executive’s employment with immediate effect by making a payment in lieu of notice of an amount equal to the basic salary which Executive would have been entitled to receive under this Agreement during the notice period referred to in this Section 10.1 if notice had been given, or during the remainder of the notice period if notice has already been served by either party. Where the Company elects to terminating the employment of Executive by making a payment in lieu of notice, the Company may choose in its absolute discretion to pay to Executive this sum in equal monthly instalments in arrears, on the dates on which Executive’s salary would usually have been paid.

14.1.3
Where notice of termination has been served by either party the Company may in its absolute discretion require Executive to take “Garden Leave” for all or any part of the notice period. If the Executive is asked to take Garden Leave he may not attend at his place of work or any of the premises of Coty. Executive may be required not to carry out any duties during the remaining period of employment. Executive may be asked to resign immediately from any offices he holds with Coty. During Garden Leave Executive may not without prior written permission of the Company contact or attempt to contact any client, customer, supplier, agent, professional adviser, broker or banker of Coty or any employee (save for personal reasons) of Coty. During any period of Garden Leave Executive will continue to receive full salary and benefits and all of the obligations that Executive has to the Company under this Agreement and at common law remain in full force and effect.

14.2	Termination Benefits
If the Company terminates Executive’s employment without Cause, Executive shall receive, without duplication, the following:

14.2.1	Executive shall be entitled to his Accrued Compensation.

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14.2.2
Provided that Executive executes a settlement agreement containing a general release of claims in the form prescribed by the Company (a “General Release”), Executive shall be eligible for a continuation of his base Salary for the 6-month period immediately following the date his employment terminates (his “Separation Date”).

If Executive voluntarily terminates his employment in accordance with this Section, he shall receive, without duplication, his Accrued Compensation.

15.	Death and Disability
In the event of Executive’s death while employed by the Company, this Agreement shall automatically terminate. Thereafter, Executive’s designated beneficiary (or, if there is no such beneficiary, Executive’s estate) shall receive any Accrued Compensation as of the date of Executive’s death. In no event shall a payment pursuant to this Section 11 be made later than the 60th day after Executive’s death. For purposes of determining whether Executive’s employment has terminated due to his “Disability,” Disability shall be defined in accordance with the provisions of the long-term disability scheme operated by the Company in which Executive participates.

16.	Other Consequences of Termination of Employment

16.1	Termination of Benefits
Except as otherwise provided in this Agreement, Executive’s participation in all Company benefit plans and programs shall be governed by the terms of the applicable plan and program documents and award agreements. For the avoidance of doubt, Executive’s Accrued Compensation as of his termination of employment for any reason shall not include any APP amount except to the extent provided by the terms of the APP or this Agreement. Company reserves the right to alter the terms of any benefit plan, or to withdraw it.

16.2	Resignation from Positions
If Executive’s employment with the Company terminates for any reason, Executive shall resign at that time from all officer positions that Executive may have held with Coty. Executive hereby irrevocably appoints the Company and its duly authorized officers and agents to be his attorney in his name to execute such documents or instruments as the Company may deem reasonably necessary or desirable to effect such resignation or resignations.

16.3	Return of Company Property
Upon terminating his employment for any reason or whenever so directed by the Company, Executive shall return any documents, papers, drawings, plans, diskettes, tapes, data, manuals, forms, notes, tables, calculations, reports, or other items which Executive has received, or in or on which Executive has stored or recorded Coty data or information, in the course of his employment as well as all copies and any material into which any of the foregoing has been incorporated and any other Coty property which may be in his possession or control, to the Company or to such entity as Coty may direct, without right of retention.

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17.	Deductions and Taxation

17.1
Except as otherwise expressly provided in this Agreement or in any Company benefit plan applicable to Executive, all amounts payable under this Agreement shall be paid in accordance with the Company’s ordinary payroll practices less such deductions and income and payroll tax withholding as may be required under applicable law. Any property, benefits and perquisites provided to Executive under this Agreement shall be taxable to Executive as provided by law.

17.2
In the event of the termination of Executive’s employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies that are otherwise payable to Executive and that do not constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”), if applicable, all monies Executive may owe to the Company at the time of or subsequent to the termination of Executive’s employment with the Company (including, without limitation, any negative vacation balance) all monies Executive may owe to the Company at the time of or subsequent to the termination of Executive’s employment with the Company (including, without limitation, any negative vacation balance). To the extent any law requires an employee’s consent to the offset provided in this Section 13.2 and permits such consent to be obtained in advance, this Agreement shall be deemed to provide the required consent.

17.1
Executive shall make such agreements or elections for UK tax purposes in relation to the acquisition, holding or disposal of any shares (including without limitation the Preferred Shares and the Initial Number of Shares) that the Executive holds in Coty Inc and shall be required by the Company by notice in writing from time to time within such time limits as shall be specified by such notice and shall indemnify and hold harmless the Company and Coty Inc against any failure by Executive to comply with its obligations under this clause 17.3.

18.	Survival; Remedies

18.1	Survival
The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

18.2	Dispute Resolution

18.2.1
Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be resolved exclusively in the courts of England and Wales. Each party hereto hereby irrevocably accepts and submits to the exclusive jurisdiction of such courts for purposes of this Agreement.

18.2.2	The parties shall maintain strict confidentiality with respect to any proceeding commenced or maintained under the provisions of this Agreement, except as may be required by law.

18.3	Injunctive Relief

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The Company has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience. It is understood by both parties to this Agreement that the protections to Coty provided herein are meant for the reasonable protection of the business of Coty and not to impair the ability of Executive to earn a living. Executive acknowledges and agrees that any violation of Section 6, 7, or 8 shall result in irreparable damage to the Company, and accordingly the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such sections, in addition to any other remedies available to the Company.

19.	Severability
If a court determines that any portion of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If the final judgment of a court of competent jurisdiction or other authority (including an arbitrator) declares that any term or provision is invalid or unenforceable, the parties agree that the court or other authority making such determination shall have the power to reduce the scope, duration, area, or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intent of the invalid or unenforceable term or provision.

20.	No Duplication
The payments and benefits provided in this Agreement in respect of a termination of employment are in lieu of any other salary, bonus or benefits payable by the Company, including, without limitation, any severance or income continuation or protection under any Company plan that may now or hereafter exist. All such payments and benefits shall constitute liquidated damages, paid in full and final settlement of all obligations of the Company to Executive under this Agreement.

21.	Notices
Any notice to be given under this Agreement to Executive may be served by being handed to him personally or by being sent by recorded delivery first class post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and public and bank holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.

22.	Assignment
This Agreement is for the performance of personal services by Executive and may not be assigned by Executive, except that the rights of Executive hereunder shall pass upon Executive’s death to Executive’s designated beneficiary (or, if there is no such beneficiary, Executive’s estate), provided that Executive shall be entitled, to the extent not prohibited by applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. This Agreement shall be binding upon and inure to the

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benefit of the Company’s successors and assigns. Without limiting the foregoing, the Company may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which Executive’s employment relates.

23.	Governing Law
The Courts of England and Wales shall have jurisdiction over all disputes arising out of or in reference to this Agreement, provided however that as to any claims or causes of action against Coty, the appropriate State and Federal courts located in New York, New York, shall have exclusive jurisdiction and venue and the parties hereby consent to such exclusive jurisdiction and venue.

24.	No Implied Contract
Nothing in this Agreement shall be construed to impose any obligation on the Company to establish or maintain any benefit, welfare or compensation plan or program or to prevent the modification or termination of any benefit, welfare or compensation plan or program or any action or inaction with respect to any such benefit, welfare or compensation plan or program.

25.	Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. An electronically scanned copy of an executed counterpart shall be given the same effect as the original for purposes of the preceding sentence.

26.	Construction

26.1	Headings
All descriptive headings in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to any heading.

26.2	Contra Proferentem Doctrine Inapplicable
This Agreement shall not be construed for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

27.	Third Party Rights
Save as expressly provided in this Agreement, a person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. Executive will, at the request of the Company, enter into a separate agreement with any entity within Coty that the Company may require under the terms of which he will agree to be bound by provisions of this Agreement and the document attached at Annex 1 which are to the benefit of such other entity.

28.	Entire Agreement
This Agreement and any documents referred to herein constitute the entire agreement by the parties with respect to the matters covered herein and supersedes any prior agreement,

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condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right. No agreements, understandings or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

SIGNED as a DEED and DELIVERED on the date first written above by
Camillo Pane in the presence of:    /s/Camillo Pane
Witness name: Helene Cabasso
Witness signature: /s/Helene Cabasso
Witness address     14 Rue de Casablanca - 75015 Paris

SIGNED as a DEED and DELIVERED on the date first written above by
COTY SERVICES UK LIMITED acting by
Lynn Cunningham in the presence of:
Witness name: Manisha Robson
Witness signature: /s/Manisha Robson
Witness address     150 Sussex Road, Harrow, Middlesex, HAI 4NB
EXECUTED by
COTY INC acting by
Géraud-Marie Lacassagne : /s/Géraud-Marie Lacassagne

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